FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2018 THIRD QUARTER RESULTS

West Palm Beach, FL – August 14, 2018 – Forward Industries, Inc. (NASDAQ:FORD), a leading product design, development and manufacturing sourcing company, today announced financial results for its third fiscal quarter ended June 30, 2018.

Third Quarter 2018 Year to Date Financial Highlights

•        Revenues for the quarter were $9.5 million compared to $7.3 million for the third quarter of 2017.

•        Revenues fiscal year to date were $24.9 million compared to 18.5 million for the same period in 2017.

•        Earnings per share for the quarter was $0.02 compared to $0.06 for the third quarter of 2017.

•        Earnings per share fiscal year to date were $0.13 compared to $0.05 for the same period in 2017.

•        Gross profit percentage for the quarter was 20.1% compared to 17.4% in the third quarter of 2017.

•        Net income for the quarter was $235 thousand (which includes a $510 thousand non-cash benefit from change in fair value of IPS earn-out consideration) compared to net income of $552 thousand in the third quarter of 2017.

•        Net income fiscal year to date was $1.2 million compared to $466 thousand for the nine months ended June 30, 2017.

•        Cash and cash equivalents totaled $4.3 million at June 30, 2018.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “During the quarter, we continued our focus on leveraging the synergies and identifying operating efficiencies post the IPS acquisition to the consolidated company and I am pleased to report that these remain on track.  We have identified several promising cross selling and collaborative opportunities for both entities through our extensive client base.  For our core business, we continue, as expected, to face challenges in the diabetic sector of our business and diversifying our product mix continues to be a priority. IPS continues to realise strong pipeline opportunities and again performance is in line with expectations.  In short, I am pleased at our progress and continue to look at the future with excitement.”

The tables below are derived from the Company’s unaudited, condensed consolidated financial statements included in its Quarterly Report on Form 10-Q filed on August 14, 2018 with the Securities and Exchange Commission. Please refer to the Form 10-K for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal years ended September 30, 2017 and 2016. Please also refer to the Form 10-K and 10-Q for the fiscal quarter ended March 31, 2018 for a discussion of risk factors applicable to the Company and its business.

Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding opportunities presented from the IPS acquisition.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  These risks include the inability to expand our customer base, pricing pressures, lack of success of new sales people and unanticipated issues with our affiliated sourcing agent, failure to take advantage of synergies between IPS and Forward and issues integrating with IPS.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2017 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered in West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. In January 2018, the Company acquired Intelligent Product Solutions, Inc. adding a leading product design, development solution for our customers.

Contact:

Forward Industries, Inc.

Michael Matte, CFO

(561) 465-0031

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2018	2017
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash	$4,341,590	$4,622,981
Accounts receivable, net	9,003,310	6,218,563
Inventories	1,360,680	2,120,971
Prepaid expenses and other current assets	242,421	157,930
Total current assets	14,948,001	13,120,445
Property and equipment, net	326,525	20,658
Intangible assets, net	1,452,245	-
Goodwill	2,182,427	-
Other assets	63,550	12,843
Total assets	$18,972,748	$13,153,946

Liabilities and shareholders' equity
Current liabilities:
Line of credit	$550,000	$-
Accounts payable	228,745	67,351
Due to Forward China	3,816,791	3,736,451
Deferred income	126,797	169,642
Notes payable - short-term portion	1,823,965	-
Capital leases payable - short-term portion	44,493	-
Accrued expenses and other current liabilities	743,563	213,117
Total current liabilities	7,334,354	4,186,561
Other liabilities:
Notes payable - long-term portion	78,571	-
Capital leases payable - long-term portion	40,113	-
Deferred rent	43,788	36,963
Deferred consideration - long-term portion	538,000	-
Total other liabilities	700,472	36,963
Total liabilities	8,034,826	4,223,524
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized;
9,533,850 and 8,920,830 shares issued and outstanding, respectively	95,338	89,208
Additional paid-in capital	18,707,441	17,936,673
Accumulated deficit	(7,864,857)	(9,095,459)
Total shareholders' equity	10,937,922	8,930,422
Total liabilities and shareholders' equity	$18,972,748	$13,153,946

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2018	2017	2018	2017

Net Revenues	$9,539,539	$7,332,722	$24,888,433	$18,456,846
Cost of Sales	7,625,846	6,054,812	20,197,054	15,304,021
Gross Profit	1,913,693	1,277,910	4,691,379	3,152,825

Operating expenses:
Sales and marketing	548,388	309,000	1,290,741	1,116,221
General and administrative	1,575,781	419,836	3,327,977	1,576,495
Total operating expenses	2,124,169	728,836	4,618,718	2,692,716

Income (loss) from operations	(210,476)	549,074	72,661	460,109

Change in fair value of earn-out consideration	510,000	-	510,000	-
Change in fair value of deferred cash consideration	(12,000)	-	(12,000)	-
Interest expense	(46,504)	-	(77,411)	-
Other income (expense)	(5,536)	2,851	(9,648)	5,778
Total Other income (expense)	445,960	2,851	410,941	5,778

Income before income taxes	235,484	551,925	483,602	465,887

Benefit from income taxes	-	-	747,000	-
Net Income	$235,484	$551,925	$1,230,602	$465,887

Net income per basic common share	$0.02	$0.06	$0.13	$0.05
Net income per diluted common share	$0.02	$0.06	$0.13	$0.05

Weighted average number of common and
common equivalent shares outstanding:
Basic	9,482,842	8,855,885	9,176,390	8,716,030
Diluted	9,547,889	8,906,846	9,281,335	8,816,432